Exhibit 10.37

                          CRYOLIFE INTERNATIONAL, INC.

                      International Distribution Agreement

         This Agreement (the "Agreement") consists of this page and the Schedules identified below which together constitute your complete agreement with CryoLife International, Inc. (the "Company") relating to the Products listed on Schedule A. This Agreement will become effective as of the date of its signing (the "Effective Date"). This Agreement replaces any prior oral or written communications regarding the subject matter hereof between you (the "Distributor") and Company. The schedules included in this Agreement are:

         Schedule A          Products and Territory
         Schedule B          Inventory and Minimum Purchase Requirements
         Schedule C          Non-Company Products Carried and Not Carried by
                             Distributor
         Schedule D          Distributor's Duties
         Schedule E          Terms and Conditions
         Schedule F          Marks

     By signing below and in consideration of the mutual covenants contained in this Agreement, Company and Distributor agree to the terms of this Agreement.

Agree to:

Distributor: Century Medical, Inc.       Company:  CryoLife International, Inc.



/s/ Mitsunari Suzuki                     /s/ Gerald B. Seery
- ----------------------------------      -----------------------------------
Mitsunari Suzuki                         Gerald B. Seery
President/CEO                            Senior Vice President, Marketing
Century Medical, Inc.                    CryoLife International, Inc.


Type of Organization (circle one):       ----------------------------------
         corporation, partnership, LLC,  Steven G. Anderson
         proprietor, individual          President and CEO
                                         CryoLife, Inc.


Date:  September 17, 1998

Address: 1655 Roberts Boulevard, N.W., Kennesaw, GA  30144

                                   Schedule A

                             PRODUCTS AND TERRITORY


DISTRIBUTOR NAME: Century Medical, Inc.

Products:

         BioGlue Surgical Adhesive, including any line extensions, modifications and improvements thereto.


Territory:

         The country of Japan (the "Territory").

                                  SCHEDULE B

                   INVENTORY AND MINIMUM PURCHASE REQUIREMENTS


DISTRIBUTOR NAME: Century Medical, Inc.

Product Stocking Requirements:

Minimum 2 months inventory maintained at all times.

Minimum Purchase Requirements, subject to Product reimbursement existing in the Territory for the Indications (as defined in Schedule E, subsection 6(c)), by Contract Year:

PRODUCT LINE                  YEAR 1      YEAR 2      YEAR 3
                              ------      ------      ------

BioGlue Surgical Adhesive     $350,000    $600,000    $750,000

Ninety (90) days prior to the beginning of Contract Year 4 and ninety (90) days prior to the beginning of each Contract Year thereafter, Distributor and Company will negotiate Minimum Purchase Requirements for the immediately following Contract Year taking into consideration such factors as the previous Contract Year's sales of Products in the Territory, Distributor's inventory level of the Products, competition and competitive trends and other such factors which pertain to the market and marketability of the Products. In the event that the parties are unable to agree upon a Minimum Purchase Requirement for Contract Year 4 or any Contract Year thereafter, the Minimum Purchase Requirement for Contract Year 4 or any subsequent Contract Year shall be the greater of the product of (a) 1.15 times the Minimum Purchase Requirement for the immediately preceding Contract Year, or (b) 1.15 times Distributor's actual purchase of Product for the immediately preceding Contract Year.

For purposes of this  Agreement,  the term "Contract Year" shall mean the twelve
(12) month period commencing on the first day of the first full month following the date that all medical registrations required for distribution of Products in the Territory are approved, and all import permits required for the importation of Products into the Territory are issued by the appropriate government authorities.

If, at the time of reimbursement of the Product is established, the Product price, as provided in Section 3(a) of Schedule E is greater than an amount equal to thirty-five percent (35%) of the reimbursement amount, then the parties shall meet and in good faith review pricing levels and the Minimum Purchase Requirements. Nothing in the foregoing sentence, however, shall require Company to supply any Product to Distributor at a price that would result in Company achieving an unacceptable profit margin, as determined by Company.

Product Prices:

As provided in Section 3(a) of Schedule E.

                                  SCHEDULE C

                              NON-COMPANY PRODUCTS
                     CARRIED AND NOT CARRIED BY DISTRIBUTOR

DISTRIBUTOR NAME:  Century Medical, Inc.

I.   Competitive  products  Distributor  may  continue to  represent  within the
     Territory:

In addition to Products, Distributor may represent, sell and distribute the products listed below which are or may be competitive with Products (describe fully the manufacturer's name, product name and applications of all products and services):

- ----------------------------------- ---------------------------------------------------------
Manufacturer                        Products
- ----------------------------------- ---------------------------------------------------------

Radiology & Imaging Products
Parker Laboratories                 Ultrasound Gels and Electrode Creams
Graphic Controls                    ECG & EEG Electrodes
CIVCO Medical Instruments           Ultrasound Accessories, Biopsy needle guides
- ----------------------------------- ---------------------------------------------------------

Critical Care Products
Ballad Medical                      Closed Tracheal Suctioning Tube
Diametrics Medical                  Point of Care Blood Gas Analysis System
Integra LifeSciences                Integra(R)Artificial Skin, Helistat & Helitene
- ----------------------------------- ---------------------------------------------------------

Cardiovascular Products
Millar Instruments                  Pressure Transducer, Catheter Doppler system
ATS Medical                         Open Pivot Bi-leaflet Heart Valve
Cordis-Webster                      Electrophysiology Catheters
EP Medsystems                       EP Workmate(TM)Recording System & EP-3(TM)
B. Braun Medical                    Cardiac Stimulator
                                    Vena Cava Filter
- ----------------------------------- ---------------------------------------------------------

Interventional Neurology
Phoenix Biomedical                  NeuroSurgery and Hunter(TM)Tendon Implants
Integra LifeSciences                DuraGen dura Regeneration Template
- ----------------------------------- ---------------------------------------------------------

Orthopedics Products
Wright Medical Technologies         Artificial Joint prosthetics, Trauma, Sports Medicine,
                                    Bone Growth Substitutes
Cross Medical Products              Synergy(TM)Universal Spinal Fixation Devices
Encore Orthopedics                  Tru-Flex(TM)Intermedular Nail Products
- ----------------------------------- ---------------------------------------------------------

Surgical Products
Hemostatix Medical Devices          Shaw(TM) Scalpel
Aaron Medical Industries            Electrodes
Genzyme                             Aortic Punch Gabbay-Frator Suture Guide
- ----------------------------------- ---------------------------------------------------------

Urology/Women's Healthcare
VIDAMed International               TUNA(TM)Transurethral RF Ablation for BPH
- ----------------------------------- ---------------------------------------------------------

II. Specific Non Company products Distributor agrees not to distribute within the Territory:

In addition to the general prohibition against carrying competitive products within the Territory contained in Section 12(a) of the Terms and Conditions set forth in Schedule E Distributor agrees not to represent the following specific products and services:

         1.       Any product or services by Shelheigh.
         2.       Any products or services by Tissuemed.
         3.       Any bioadhesives (excluding synthetic adhesives).

                                  SCHEDULE D

                              DISTRIBUTOR'S DUTIES


DISTRIBUTOR NAME:  Century Medical, Inc.

Distributor shall, at its sole expense, use its best efforts to develop and expand the sale of Products within the Territory. In addition, Distributor shall be responsible for the following, at its own expense:

     1. Payment Terms. As provided in Section 3(e) of Schedule E.

     2. Facilities and Personnel. Distributor will appoint a product specialist in BioGlue Surgical Adhesive within sixty (60) days after the expected date of import license approvals for the Products. Distributor shall maintain office space and facilities, and hire and train such other professional and competent personnel, as may be required to carry out its obligations under this Agreement. As requested by Company, Distributor will participate in any training courses which Company may conduct for Distributor's benefit; will attend special meetings; and will attend local trade shows which Distributor deems appropriate.

     3. Visits. When Company desires to conduct field work in the Territory, Distributor will plan an effective schedule of appointments and otherwise provide reasonable assistance to Company personnel for the duration of the visit.

     4. Reports and Forecasts. Distributor will make accurate quarterly sales reports to Company, in a form acceptable to Company, which details Distributor's sales of Products within the Territory. Distributor will make such reports within fifteen (15) days following the end of each quarter. As periodically required by Company, Distributor will provide to Company other reports and forecasts and such other information as Company may reasonably request. Company has the right to verify the information in such reports and it, or its agents, shall be given access to Distributor's books and records for such purpose upon reasonable notice during normal business hours.

     5. Product Stocking Requirements. Distributor must meet or exceed all Product stocking requirements and Minimum Purchase Requirements identified or determined in the manner provided in Schedule B.

     6. Maintenance of Inventory. Within thirty (30) days following the date of approval for import licenses for the Products, subject to Company's supply to Distributor of adequate Promotional Materials (as defined below), and continuing until the termination of this Agreement, Distributor will maintain representative and adequate stocks of Products in locations commensurate with the market and Distributor's sales, in order to ensure adequate and timely and prompt delivery of "off the shelf" Products to customers at all times.

     7. Promotional Materials. Distributor must maintain an adequate inventory of Company's current sales material and samples ("Promotional Materials") and must use the Promotional Materials in an efficient and effective manner to promote the sale of Products in the Territory. Distributor must obtain Company's written approval for the use of materials other than the Promotional Materials to promote Products. Distributor will prepare accurate translations of Company's Promotional Materials into the languages utilized in the Territory and will make such translations available to Company. Unless otherwise agreed, Distributor will use the trademarks or tradenames identified on Schedule F (the "Marks") on all Promotional Materials. This Agreement grants no right to use the Company name or any of the Marks as part of Distributor's corporate or tradename or for any purpose other than as authorized by Company for use with Promotional Materials, accurate translations of promotional Materials, and substitute Promotional Material which has been approved by Company. Distributor will use no other trademarks, servicemarks, tradenames or identifying markings to describe or identify any Products without the prior written consent of Company.

     8. Aftermarket Support. Distributor will provide full and complete service incident to the sale of Products in the Territory in accordance with Company's commercially reasonable instructions. As instructed by Company, Distributor will assist Company in fulfilling warranty obligations, if any, relating to the Products for all customers located in the Territory and Company will reimburse Distributor for any out of pocket expenses incurred in connection therewith.

     9. Performance and Changes. Distributor will communicate promptly to Company ongoing information regarding the performance of Products and any and all modifications, design changes or improvements of Products suggested by any customer or employee or agent of Distributor, and Distributor hereby agrees that Company will be and will remain the exclusive owner of such improvements and information.

     10. Compliance with Company Policies. Distributor, to the extent informed and instructed by Company, must comply, and must cause its employees and agents to comply, with all policies established by Company from time to time, as well as with Company's educational, commercial, and engineering instructions respecting Products.

     11. General. Distributor must maintain an overall credit rating satisfactory to Company; conduct its business in an ethical manner; make payment for Products in a timely fashion; accurately represent Products in terms of function and performance; and promptly report in writing to Company any suspected Product defects or safety problems, or any customer complaints concerning Products.

                                  SCHEDULE E

                              TERMS AND CONDITIONS


     1. Appointments. (a) Appointments. Distributor shall act as the exclusive importer and distributor of Company's Products within the Territory. Distributor will use its best efforts to promote the sale of Products within the Territory. Company agrees that it will not: (i) grant the same rights to another party during the term of this Agreement; (ii) directly or indirectly make sales of Products in the Territory, except through Distributor; or (iii) make sales of Products outside of the Territory to any party whom Company knows intends to resell Products into the Territory.

     (b) Conditions. Distributor shall maintain an office in the Territory and shall conduct all of its business in its own name. Distributor may appoint subdistributors to make sales of Products within the Territory on such terms and conditions as Distributor determines to be necessary to fulfill its obligations under this Agreement; provided that no such appointment or delegation shall relieve Distributor from any obligations hereunder.

     (c) Relationship. Nothing contained in this Agreement shall constitute or create a relationship of employer/employee, principal/agent, joint venture, partnership, or any other relationship between Company and Distributor other than that of independent contractor.

     2. Activity Outside the Territory. Distributor will restrict its promotion, marketing and sale of Products to the Territory in order to ensure that appropriate attention is being devoted to customers in the Territory and to meet the Minimum Purchase Requirements (defined in Section 5). To ensure the foregoing, Distributor shall not solicit, accept or fulfill orders for Products from any person or entity located outside the Territory, or establish or maintain either a branch or distribution depot for the purpose of distribution of any Product outside the Territory.

     3. Product Purchases. (a) Prices. Distributor's purchase price for all Products shall be the prices set out in the export price schedule of Company for Products sold to unaffiliated third parties in effect as of the time of shipment of Products. Company shall have the right to change the export price schedule for Products sold to unaffiliated third parties in its sole discretion, but any accepted orders shall be filled at the prices stated in the export price schedule effective at the date of the acceptance of such order. Company shall provide Distributor with sixty (60) days' prior notice of any price change, and Distributor will have sixty (60) days following the date of such notice to order at the existing price.

     (b) Purchase Orders. Distributor shall issue to Company a purchase order, in English, which shall specify: (i) the Product, including item numbers and part numbers if shown for that item in the export price schedule; (ii) the price; (iii) requested delivery schedule; and (iv) exact "ship to" and "invoice to" place of business. Company, in its sole discretion, shall confirm such purchase order in writing by transmitting to Distributor an order confirmation or by notifying Distributor of its decision to reject such purchase order. If Distributor does not receive a valid order confirmation, the purchase order shall be deemed rejected. The terms contained in this Agreement, the purchase order, and any order confirmation given by Company, together with any written amendments signed by both parties, shall govern the sale of Products; provided, however, that the terms of this Agreement shall supersede all inconsistent terms in the purchase order. No purchase order or order confirmation shall serve to amend this agreement, regardless of whether or not such document was signed by an employee of Company. Orders placed by telephone, facsimile, or in person are to be confirmed through a written purchase order to Company by Distributor within the shortest practicable time thereafter. Company shall have the sole right to accept or reject at Company's home office any and all orders of Products. Notwithstanding the foregoing, in the event that Company rejects any bona fide purchase order submitted by Distributor in compliance with the provisions set forth herein, any Minimum Purchase Requirement then in effect pursuant to Section 5(a) will be adjusted accordingly.

     (c) Shipment. Products shall be shipped F.O.B. Kennesaw. Company shall endeavor to ship Distributor's orders of any Product within a reasonable time, subject to the limitations of the prevailing laws and regulations of Company's or Distributor's governments and to forces outside the control of Company. Company must deliver Products meeting the Company's specifications and quality standards in effect at the time of shipment and with a minimum shelf life of twenty four (24) months. Distributor acknowledges that Company may appoint any wholly owned subsidiary or Company's parent corporation to make sales of Products to Distributor, subject to the terms and conditions of this Agreement; provided, however, that no such appointment or delegation shall relieve Company from any of its obligations hereunder.

     (d) Returns. Company does not guarantee the sale of any Product in the Territory and shall not accept any returns of any Product except under the following conditions:

     (i) Distributor has notified Company in writing of any alleged defects rendering any Product unsalable not later than fourteen (14) days from the date of arrival of such Product at Distributor's warehouse in the Territory.

     (ii) At Company's request, Distributor promptly returns the allegedly defective Product to Company or provides such other evidence of the deficiency of the Product to Company, all as Company shall specify. Credit for any defective Product shall issue only if, and only to the extent, that Company's examination shall confirm that the Product is defective and that such defect is not the result of any mishandling of the Product after the Product is delivered Free Carrier Company's point of shipment.

     (iii) Company reserves the right, at its discretion, to replace free of charge any Product found to be defective with the same quantity of Product in good, saleable condition, transferring the replacement to Distributor's facilities at Company's point of shipment which shall be the Company's expense. Distributor will advise Company of any information in its possession regarding mishandling, damage, deterioration, alteration, or modification of any Product or its packaging. Distributor will follow Company's instructions to return Products or to otherwise dispose of them, and will not ship Products until receiving such instructions.

     (e) Payment. All payments due by Distributor hereunder shall be made by Distributor net sixty (60) days from the later of date of invoice or date of delivery of the Products Free Carrier Company's point of shipment which shall be the Company's plant or warehouse in the United States. All such payments shall be made in U.S. Dollars by wire transfer to an account or accounts designated by the Company. This provision shall survive any termination or expiration of this Agreement.

     4. Changes and Recalls. (a) Changes. The Company reserves the right to make changes or to discontinue manufacture or sale of the Product.

     (b) Recalls. Only Company shall be permitted to determine whether or when to make a recall of a Product. Company will notify Distributor of the "recall" and Distributor, at Company's sole expense, agrees to cooperate with Company in all reasonable ways to accomplish the "recall" and to remove such recalled Products from the market. This cooperation shall include but not be limited to the obligation to pick up all recalled Products from customers. Company reserves the right to replace "recalled" Products with equivalent Products.

     5. Minimum Purchase Requirement. (a) For any Contract Year (as hereinafter defined), in which Distributor fails to purchase at least the minimum purchase requirement for Products set forth in Schedule B hereto for such Contract Year (each, a "Minimum Purchase Requirement" and, collectively, the "Minimum Purchase Requirements"), Company shall have the right to terminate this Agreement for cause upon written notice to Distributor; provided that Company shall have provided notice of such failure to Distributor within one (1) month after the end of such Contract Year and Distributor shall not have made sufficient additional purchases of Product from the Company during the three (3) month period immediately after the end of such Contract Year (the "Catch Up Period") to fulfill such Minimum Purchase Requirement had such purchases been made during the prior Contract Year (the "Catch Up Purchases"). The parties agree that in order to prevent double counting of purchases, any Catch Up Purchases counted, pursuant to the preceding sentence, toward meeting a Minimum Purchase Requirement for the Contract Year prior to the Contract Year in which they were actually purchased will not be counted toward meeting the Minimum Purchase Requirement for the Contract Year in which they are actually made. Company agrees to engage in reasonable discussions with Distributor during the Catch Up Period regarding whether Company will accept any remedy other than those identified above for Distributor's failure to make the Minimum Purchase Requirements, and in such discussions Company agrees to consider such factors as Distributor's previous Contract Year's sales, inventory level, competition, competitive trends and other factors which impact the marketability of the Products. Nothing in this paragraph shall require Company or Distributor to accept an alternative remedy.

     (b) For purposes of this Agreement, the term "Contract Year" shall mean the twelve (12) month period commencing on the first day of the first full month following the date that all medical registrations required for distribution of Products in the Territory are approved, and all import permits required for the importation of Products into the Territory are issued by the appropriate government authorities.

     (c) Company recognizes that a substantial lead time is required to obtain import license approvals for Product specification changes and Company will endeavor to its best ability to give Distributor as much advance notification as is reasonably possible of Product specification changes. In the event Company discontinues the manufacture or sale of Products or in the event of a Product specification change or Product recall, Distributor's Minimum Purchase Requirements under Schedule B hereto shall be amended and adjusted accordingly.

     6. Compliance with Laws. (a) Local Law. Distributor will at all times during the term of this Agreement comply with all laws and regulations applicable to its business in the Territory. Distributor represents that it knows of no provision of law or regulations in the Territory applicable to this Agreement which would render any provision of this Agreement void or unenforceable or which would entitle Distributor to any right to compensation which is not specified herein.

     (b) Import Licenses and Other Approvals. Distributor shall, at its expense, obtain any and all import licenses and governmental approvals that may be necessary to permit the sale by Company and the purchase by Distributor of Products for resale into the Territory. Distributor will comply with all registration requirements in the Territory, and will obtain such approvals from the governmental authorities of the Territory as may be necessary to comply with any and all governmental laws, regulations, and orders that may be applicable to Distributor by reason of its execution of or performance under this Agreement, including any requirement to be registered as Company's independent distributor or representative with any governmental authority, and including any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of Products in the Territory.

     (c) Conduct of Trials, Etc. The parties anticipate that obtaining governmental approval within the Territory for the importation of the Products by Company to Distributor for resale in the Territory will require the conduct of clinical trials (the "Clinical Trials") within the Territory. Distributor and Company shall jointly establish the guidelines, parameters and procedures for the Clinical Trials, and such Clinical Trials will be conducted at Distributor's expense and under Distributor's supervision. Distributor's application to the Japanese Ministry of Health and Welfare to begin the Clinical Trials shall include requests for the indications (the "Indications") of vascular repair (including dissecting Aortic aneurysm, suture of Aortic incision, anastomosis between Aorta and artificial graft, and anastomosis of Aorta-Coronary bypass graft), adjunctive air leak elimination during lung volume reduction surgery, bronchial plural fistula, cancer and adjunctive suture repair for trachea anastomosis and other thoracic applications, and liver repair, subject to confirmation of the efficacy for use on the liver. Distributor agrees to provide Company with periodic English language progress reports on the conduct and results of the Clinical Trials as well as copies of all test results, reports, correspondence and filings made in connection with the Clinical Trials (collectively, the "Reports"). Whenever possible, Distributor will provide Company with English language copies of the Reports.

     (d) Questionable Payments. Distributor certifies that neither it, nor any of its directors, officers, employees, or agents is an official, agent, or employee of any government or governmental agency or political party or a candidate for any political office on the Effective Date of this Agreement. Distributor shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of Company offer, promise, or authorize to pay, or pay any compensation, or give anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof. Distributor shall require each of its directors, officers, employees, and agents to comply with the provisions of this subsection 6(d). Any breach of the provisions of this subsection 6(d) shall entitle Company to terminate this Agreement for cause effective immediately on notice to Distributor. Distributor shall promptly notify Company of the occurrence of any event that would or may result in an exception to the representations contained in this subsection 6(d).

     (e) Health, Safety, and Environmental Standards; Labeling. Distributor agrees to advise Company fully with respect to all health, safety, environmental, and other standards, specifications, and other requirements imposed by law, regulation, or order in the Territory and applicable to Products. Distributor shall also advise Company of all instructions, warnings, and labels applicable to Products that are necessary or desirable under laws, regulations, or practices in the Territory. Company shall be entitled to increase the prices charged to Distributor for Products immediately by the amount of any increase in Company's cost of manufacturing attributable to compliance with any such safety standards, specifications, labels, or requirements.

     (f) Documentation and Assurances. Distributor shall furnish Company with such documentation as Company may request to confirm Distributor's compliance with this Section 6 and Distributor agrees that it shall not engage in any course of conduct that, in Company's reasonable belief, would cause Company to be in violation of the laws of any jurisdiction.

     7. Warranty, Insurance and Assistance in Litigation.

     (a) Limited Company Warranty. Company warrants that any Product supplied to Distributor will be manufactured in compliance with the Product specifications and, in all material respects, manufactured in compliance with all applicable rules, regulations, statutes and ordinances of the country of manufacture and of the Territory. In addition, to the best of its ability, Company will supply all Products to Distributor free from defects in material, design, workmanship, manufacture, treatment, packaging, instruction manuals, and labels, warning or otherwise. Company will provide, when requested by Distributor, certification that, to the best of its knowledge, it is in compliance with U.S. and Japanese laws, statutes, rules, and regulations and relevant orders relating to the manufacturing, use, distribution and sale of the Products. All Products sold to Distributor will be sold free from security interests, liens or other encumbrances. COMPANY MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES WHATSOEVER.

     (b) Company Insurance. Company shall, at its own expense, maintain the product liability insurance identified below with respect to the Products sold hereunder to cover any and all losses, damages (actual, consequential or indirect), liabilities, penalties, claims, demands, suits or actions, and related costs and expenses of any kind (including, without limitation, expenses of investigation, counsel fees, judgments and settlements) for injury to, or death of, any person or property damage or any other loss suffered or allegedly suffered by any person or entity and arising out of or otherwise in connection with the Products sold by Company to Distributor under this Agreement. Company shall maintain insurance with a Five Million U.S. Dollars ($5,000,000.00) combined single limit for bodily injury and property damage per occurrence in the aggregate. Company shall add Distributor as an additional named insured and furnish Distributor with copies of all applicable insurance policies, which insurance shall not be canceled, modified or reduced without the prior written consent of Distributor.

     (c) Assistance in Litigation. If any claim is made or any suit or action is instituted against Distributor arising out of or otherwise in connection with any defect or alleged defect of the Products sold by Company to Distributor under this Agreement, Company shall, without limiting the general indemnity provided by Section 9, at its own expense and upon request by Distributor: (i) investigate or research the causes of accidents, occurrences, injuries or losses affecting any person or property as a result of the manner in which the Products are designed, manufactured, treated, packaged, labeled, delivered, sold or used, and use its best efforts to correct or eliminate such causes within a reasonable period; and (ii) provide to Distributor any and all assistance (including, without limitation, technical and other information, documents, data, materials and witnesses) which are, in the opinion of Distributor or its counsel, necessary or useful for Distributor's defense of such claim, suit or action in relation to Products sold by Company to Distributor hereunder. This Section 7 shall survive any termination or expiration of this Agreement.

     8. Limitations of Liability. COMPANY'S LIABILITY IN RESPECT OF PRODUCTS IS LIMITED TO THAT SET FORTH IN SECTIONS 7 AND 9 AND IN ANY OTHER WRITTEN WARRANTIES ISSUED IN WRITING BY COMPANY. COMPANY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS. DISTRIBUTOR AGREES NOT TO MAKE ANY REPRESENTATIONS AND/OR WARRANTIES IN RESPECT OF PRODUCTS EXCEPT AS EXPRESSLY STATED IN THE APPLICABLE WRITTEN WARRANTY ISSUED BY COMPANY.

         NO REPRESENTATION OR WARRANTY IS MADE AS TO FITNESS FOR ANY PURPOSE OR MERCHANTABILITY.

     9. Indemnifications. (a) Indemnity by Company. Company agrees to indemnify Distributor against any liability resulting from (i) an act, omission, or negligence of Company in the manufacture, processing, handling, promoting, marketing, representing, or delivering of Products pursuant to this Agreement or
(ii) any default of Company under this Agreement.

     (b) Indemnity by Distributor. Distributor agrees to indemnify Company against any liability resulting from (i) an act, omission, or negligence of Distributor in the storage, handling, promoting, marketing, representing, or delivering of Products pursuant to this Agreement or (ii) any default of Distributor under this Agreement.

     (c) Notice and Defense of Indemnified Claims. In each case, the party receiving the indemnity (the "Indemnified Party") will notify the party providing the indemnity (the "Indemnifying Party") promptly of any claim against Indemnified Party to which any such indemnity may apply and, if Indemnifying Party chooses an adequate provision to compensate Indemnified Party in the event of an adverse result, Indemnified Party will allow Indemnifying Party to have control of the defense of any action relating thereto and negotiations for its settlement, provided Indemnified Party is allowed to participate at its own expense. Indemnifying Party will maintain adequate liability insurance for claims it provides indemnification for hereunder.

     (d) Survival. The provisions of this Section 9 shall survive any expiration or termination of this Agreement.

     10. No Lost Profits or Consequential Damages. NOTWITHSTANDING ANY REPRESENTATION, WARRANTY, UNDERTAKING OR OTHER PROVISION, TERM OR CONDITION OF THIS AGREEMENT, EXPRESS OR IMPLIED, COMPANY WILL NOT BE LIABLE TO DISTRIBUTOR FOR ANY LOSS OF PROFITS OR CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH THE INABILITY OF COMPANY TO SUPPLY ITS PRODUCTS OR THE SUPPLY OF DEFECTIVE PRODUCTS.

     11. Protection of Intellectual Property and Confidentiality Agreement. (a) Protection of Company's Intellectual Property/Information and Ideas. Distributor acknowledges Company's exclusive right, title and interest in Company's patents, trademarks, trade names, emblem, designs, models and methods of presentation relating to Products in the Territory or elsewhere (the "Intellectual Property"). Distributor acknowledges Company has certain ideas and information concerning financial matters and trade secrets and corporate proprietary information, written and unwritten (the "Information and Ideas") which Company is willing to disclose to Distributor from time to time as it becomes necessary to promote the purposes of this Agreement. Distributor will not at any time do or cause to be done any act or thing which directly or indirectly challenges or impairs the Intellectual Property or the Information and Ideas. Distributor agrees, during the term and following termination of this Agreement, that it will not disclose any Intellectual Property or Information and Ideas, nor will it make or cause to be made any use of the Intellectual Property or Information and Ideas, except in the proper performance of its duties under this Agreement. Distributor is not prohibited hereby from disclosing or using any Intellectual Property or Information and Ideas which subsequently become part of the public domain through no breach of this Agreement and through no fault of Distributor. Distributor agrees to take all reasonable steps, including the insertion of relevant clauses in contracts of employment, to prevent disclosure of the Intellectual Property and Information and Ideas by sub-representatives, agents and/or employees of Distributor, and to safeguard and protect all Intellectual Property and Information and Ideas from damage, theft or loss or from perusal by unauthorized persons, except as may be required by law. Company warrants to Distributor that it possesses all necessary rights and title to use the Intellectual Property in connection with the Products.

     (b) No Rights Vest in Distributor. Distributor will not acquire any right, title or interest in the Intellectual Property or Information and Ideas by virtue of the execution or performance of this Agreement, nor at any time describe or represent itself to others as having such right, title or interest. Should any Territory law or regulation vest Distributor with any rights in or to any of the Intellectual Property or Information and Ideas, Distributor hereby assigns and agrees to assign to Company all such rights contemporaneously with their vesting. Distributor shall promptly notify Company of any and all infringements of the Intellectual Property or Information and Ideas of which Distributor becomes aware within the Territory, and will assist Company in taking action against any such infringements at Company's expense. Subject to the limited rights of Distributor under Section 16(d) below, Distributor shall cease using the Intellectual Property or Information and Ideas upon any expiration or termination of this Agreement. Distributor shall not remove or alter any labeling on the Products.

     (c) Mutual Duty to Preserve Confidentiality of Other Confidential Information. Without the prior written consent of the supplying party, no receiving party, its officers, agents, or employees shall, in any manner whatsoever for use in any way for its own account or for any third party disclose or communicate to any third party, any technical, engineering, manufacturing, business, financial, or other information and know how, but excluding any Intellectual Property or Information and Ideas already covered under subsection (a) above (hereinafter referred to as the "Confidential Information") generated by any party hereto and acquired directly or indirectly by any other party. Nothing in this subsection (b) shall prevent disclosure or use of information (i) already known to any receiving party; (ii) which is or becomes public knowledge without the fault of the receiving party; (iii) which is properly acquired by the receiving party from a third party having the legal right to such information; (iv) is required to be disclosed by a proper governmental or judicial authority; or (iv) as required or as may be desirable in connection with a financing of Company or Distributor. No receiving party shall, in any manner whatsoever for use in any way for its own account or for the account of any third party, disclose or communicate to any third party, any Confidential Information for any purpose except for the purpose for which such Confidential Information was supplied, and such receiving party will take every reasonable precaution to protect the confidentiality of such information.

     (d) Other Obligations. Each party acknowledges that any breach of any obligation under this Section is likely to cause or threaten irreparable harm to the other party, and accordingly, each party agrees that in such event the non-breaching party shall be entitled to equitable relief to protect its interests, including, but not limited to, preliminary and permanent injunctive relief. Upon expiration or termination of this Agreement, each party shall return to the other party all Confidential Information, Intellectual Property and Information and Ideas in the receiving party's possession and control. This
Section 11 shall survive any expiration or termination of this Agreement.

     12. Other Obligations and Activities of Distributor. In addition to any and all obligations and/or permitted activities recited elsewhere in this Agreement:

     (a) Representation of Other Products. During the term of this Agreement, Distributor will not represent or distribute, directly or indirectly, the products of any other manufacturer or producer which in the opinion of Company compete with any Products promoted by Distributor hereunder (collectively, "Competitive Products"), nor shall Distributor manufacture any Competitive Products, directly or indirectly. Competitive Products, include, without limitation, those Products identified on Part II of Schedule C. Notwithstanding the foregoing, Distributor may represent, sell and distribute the competitive products listed on Part I of Schedule C. It is acknowledged and agreed, however, that Distributor may represent, promote and sell other lines of health related services and devices. Distributor shall furnish Company before execution of this Agreement or at time of execution a list of all products currently handled by Distributor and shall update the list from time to time as Distributor adds products to its distribution business.

     (b) Duties of the Distributor. Distributor understands and agrees to perform each and all of the activities listed and described in Schedule D (Distributor's Duties).

     13. Other Obligations and Activities of Company. In addition to any and all obligations and/or permitted activities recited elsewhere in this Agreement:

     (a)  Provision  of  Information.  Company  may  provide  without  charge to
Distributor,   reasonable   information  concerning  the  technical  aspects  of
Products, their use, and the like, in writing and/or oral presentations.

     (b) Seminar Cooperation. Company will cooperate with Distributor to a reasonable extent in the sponsorship and planning of technical seminars in the Territory on Products.

     (c) Market Surveys. Company may furnish, without charge to Distributor, market surveys and related information prepared by Company or by third parties pertaining to the market for Products in the Territory. Distributor will treat same as Information and Ideas in accordance with the provisions of Section 11.

     (d)  Advertisement  Assistance.  From time to time,  Company may  advertise
Products in publications circulated in the Territory, and may refer to Distributor by name in such advertisements. Distributor hereby consents to the use of its name in such advertisements and for similar purposes. Such advertising shall in all events use Company's logo and trade name(s) or trademarks in such manner as to protect same. In no event shall Distributor modify or change Company's name or trade name(s) and or trademarks.

     (e) Access to Company Personnel. Company shall provide Distributor with reasonable access to and assistance from its technical, sales, and service personnel, as Company deems appropriate. Such assistance shall be without charge to Distributor except as may be otherwise mutually agreed.

     (f) Regulatory Updates. Company will provide Distributor with prompt updates on all regulatory issues known to Company which could reasonably be expected to adversely affect the sale and marketing of Products by Distributor in the Territory.

     (g) Technical Information. Company will provide Distributor with such information, technical descriptions, drawings, data, specifications, service and instructions for use manuals, quality control audits, facility inspection reports issued by government regulators or recognized international quality control auditors, and so forth, relating to the Products in Company's possession and control as may be reasonably required by Distributor to obtain and to maintain import permits or continuing approval from the appropriate governmental authorities in order to distribute the Products in the Territory.

     (h) Related Regulatory Actions. Company will promptly notify Distributor of any of the following adverse types of actions taken with respect to Company or the Products by regulators in other jurisdictions which Company believes could reasonably be expected to adversely affect the sale or marketing of Products by Distributor in the Territory: (i) any facility inspection resulting in any notice of infraction, warning or other action, (ii) voluntary or mandatory recalls or withdrawal of Products, (iii) administrative or court proceedings,
(iv) any changes of factory location, (v) changes in method of sterilization, packaging, materials, design or other specifications of Products and (vi) any similar matters.

     (i) Trademark Registration. Subject to Section 6 hereof, Company will register and maintain in the Territory all trademarks used in connection with the Products.

     (j) Referrals. Company will promptly refer to Distributor all orders and inquiries for the Products in the Territory received by Company.

     (k) Non-Competition. During the term of this Agreement and for a period of twelve (12) months after the termination or expiration of this Agreement, neither party, their affiliates, successors and assigns shall solicit for employment any personnel employed by the other party.

     14. Products Modification. Subject to Section 5(c), Company may, at any time and from time to time and without recourse on Distributor's part, add to, delete from, or modify any or all of the Products.

     15. Force Majeure. Neither Company nor Distributor will have any liability for any failure or delay in performing any obligation under this Agreement (except the obligation to make payments promptly when and as due) if the failure or delay results from force majeure, understood as a cause which is beyond the control of either party and one which could not have been avoided with the exercise of due care. The party claiming force majeure will give the other party written notice of the cause within fifteen (15) days after occurrence thereof, and will exercise reasonable diligence to remove the cause and resume performance. If Company is the affected party, it may equitably allocate production and delivery of affected Products among its Distributors and customers.

     16. Term of Agreement; Termination. (a) Term. The term of this Agreement shall be for an initial period commencing on the Effective Date of this Agreement and expiring on the date five (5) years after the first date of the first Contract Year (the "Initial Period"). This Agreement may be automatically extended by the parties for additional five (5) year period(s) (each, an "Extension Period") upon mutual written agreement that the parties have agreed on Minimum Purchase Requirements for the Products for such Extension Period. Notice of requested extension shall be made by either party to the other not less than ninety (90) days prior to the end of the Initial Period or any Extension Period. For purposes of this Agreement, the term "Term" shall refer to the Initial Period and any and all Extension Periods thereof in accordance with this Section. This Agreement may be earlier terminated at any time as follows:

     (i) in the manner provided in Section 5(a); or

     (ii) by either party for cause upon the giving of not less than 30 days prior written notice of intent to terminate to the other party, and failure of the party receiving such notice to cure the cause stated in such notice to the reasonable satisfaction of the notifying party by the end of such 30 day period; provided, however, that the foregoing right to cure shall not apply to a material breach that has been notified to the breaching party on two or more prior occasions or to any material breach after the breaching party has been notified of any three prior material breaches. For purposes of this Section, "cause" means the other party's material breach of a duty or obligation under this Agreement, other than as provided in Section 5(a). For the avoidance of doubt and without prejudice to whether other acts might constitute material breach, the parties agree that the violation of any of the provisions contained in Sections 2, 3(c), 6(a), 6(b), 6(d), 6(e), 11 and 12(a) shall constitute a material breach; or

     (iii) by either party forthwith on written notice of termination to the other party for the other party's voluntary or involuntary petition of bankruptcy, or insolvency, or winding up of its operations; or in the event of nationalization, in whole or part, of the other party; or in the event of acquisition of all or part of the assets of Distributor by a competitor of Company in respect of Products; or in the event of Distributor's assignment or attempted assignment of this Agreement or any of its rights, duties or obligations hereunder without Company's prior written consent, except as set forth in Section 17(c); or in the event of introduction or passage of any legislation in the Territory which would grant to Distributor greater rights upon termination of this Agreement than Distributor would presently have; or

     (iv) immediately by written notice from Company following notice from Distributor pursuant to sub-paragraphs (i), (ii) or (iii) above, or after a breach by Distributor of the provisions of Section 6 or Section 11 above.

     (b) Effect of Termination. During the period of notice of termination under Subsection 16(a)(i), (ii) or (iii), the party giving notice may withhold its own performance (except in respect of the payment of any amount then due and owing to the other party) unless the other party cures or acts with due diligence to cure the breach or failure, but such cure or due diligence shall not in and of itself operate to cancel the notice of termination which must be affirmatively canceled by the party originally giving notice. During the period of notice of termination without cause, each party shall diligently perform all of its duties and obligations under this Agreement.

     (c) Rights of Company. Upon expiration or termination of this Agreement, Company may (at any time thereafter) appoint a new Distributor of Products in the Territory. The following obligations of Distributor will survive and continue after any expiration or termination of this Agreement, subject to the rights of Distributor under 16(d):

     (i) to immediately return to Company all documents, or other informational and advertising materials in tangible form relating to the Intellectual Property or Information and Ideas, supplied to Distributor by Company;

     (ii) to continue to make any payments owed to Company promptly when due;

     (iii) to thereafter abstain from using or disclosing to third parties the Intellectual Property or Information and Ideas for so long as the same is not in the public domain or for so long as the same is in the public domain due only to the default of Distributor, whichever period is longer;

     (iv) to cease promoting Products and give appropriate notice to all sub-distributors and agents in the Territory of such fact;

     (v) to diligently and expediently take all necessary steps to transfer the medical registrations and import permits (the "Shonin(s)") for the Products to the Company or to any third party located in the Territory, as notified by Company, that is authorized and legally entitled to hold the Shonin(s). Company agrees to reimburse Distributor for all of Distributor's out of pocket expenses related to Distributor [obtaining and maintaining] [transferring] the Shonin(s). [For purposes of this section, "out of pocket expenses" shall include, without limitation, Product costs, documentation and Product testing fees, patient fees paid to the institution performing the clinical trial, fees paid to the institutions to perform and conduct the clinical trial including issuance of final reports, meeting expenses, clinical trial product liability insurance, post marketing surveillance fees, etc. Specifically excluded from reimbursable "out of pocket expenses" are Distributor overhead, salary and travel expenses in the Territory.] Any such reimbursable out of pocket expenses owed to Distributor upon termination or expiration of this Agreement shall become immediately due and payable.

     During the period that the Shonin(s) is in the process of being transferred, Distributor agrees to otherwise cooperate with Company by importing and reselling the Products to Company's next authorized and designated distributor at Distributor's fully landed cost for the Products plus a mark-up of ten percent (10%). The general purchase and sales terms of this Agreement will govern the sale of Products to such distributor during this transfer period. Company expressly agrees to indemnify Distributor for any non-payment by Company's next distributor for Products so resold by Distributor or for any non-performance of Distributor out of Distributor's immediate control during this transfer period.

     (vi) to continue to indemnify Company in respect to all matters as to which indemnification by Distributor is required by this Agreement; and

     (vii) to continue to observe any obligation otherwise expressly provided in this Agreement to survive expiration or termination.

     (d) Rights of Distributor. The following obligations of the Company will survive and continue after any expiration and termination of this Agreement, subject to the rights of the Company under 16(c):

     (i) to thereafter abstain from using or disclosing to third parties any Confidential Information of Distributor for so long as the same is not in the public domain or for so long as the same is in the public domain due only to the default of the Company, whichever is longer;

     (ii) to make any payments to  Distributor  required by Section  16(c)(v) or
Section 16(e);

     (iii) to continue to indemnify Distributor in respect to all matters to which indemnification by company is required by this Agreement; and

     (iv) to continue to observe any obligations otherwise expressly provided in this Agreement to survive expiration or termination.

     (e) Inventory Repurchases. Upon termination or expiration of this Agreement, Company and Distributor each have the option of causing Distributor to return for refund of the original purchase price paid by Distributor all of Distributor's remaining inventory of Products which are in saleable condition. If neither party elects the option in the preceding sentence, Distributor may continue to sell such remaining inventory in the Territory for a period which shall not exceed six (6) months following the date of termination or expiration of this Agreement, at which date Distributor's remaining saleable inventory of the Products shall be returned to Company for full refund of the original purchase price of the Products. Company shall refund Distributor's purchase price for returned Product within sixty (60) days after Company's receipt of any Product returned by Distributor pursuant to this Section 16(e). The refund shall be effected by wire transfer to an account designated by Distributor at such time. Regardless of the option elected, Distributor must return to Company a complete set of traceability reports within thirty (30) days of termination or expiration of this Agreement. For purposes of this provision, "saleable condition" means the Product must be in the original factory packaging, undamaged, currently sterile and with a remaining shelf life of at least six (6) months.

     This provision shall survive any expiration or termination of this Agreement.

     (f) Limitation of Post Termination Liability. Without limiting any remedy a party may have at law or at equity in connection with the breach of this Agreement by the other party neither party to this Agreement shall be liable to the other by reason of the termination or expiration of this Agreement for compensation, reimbursement, or damages on account of any loss of prospective profits, or anticipated sales or on account of expenditures, investments, leases, or other commitments relating to the business or goodwill of either party.

     17. General.

     (a) Notice. Any notice or other communication required or permitted by this Agreement must be given in writing and must be delivered by personal delivery (including personal delivery by internationally recognized and reputable overnight courier, such as Federal Express, DHL, or similar overnight courier), first class mail (registered or certified), or telecopy (with a copy sent by personal delivery or first class mail), at the postal address of the party as set forth herein or such other changed address of the party as to which notice has been given, and will be deemed as having been given when received or delivered.

     (b) Set Off. Company reserves the right to set off any amounts Distributor owes to Company against any amount Company owes to Distributor to the extent acceptable to regulators in the Territory.

     (c) Binding; Assignment. This Agreement shall be binding on Distributor, Company, and their respective successors and assigns; provided, however, that, subject to Section 1(b), any assignment of this Agreement by Distributor, whether by operation of law or otherwise, without the prior written consent of Company is void. Any assignment of this Agreement by Company, whether by operation of law or otherwise, without the prior written consent of Distributor, is void: provided, that Company may assign this Agreement without consent in the event of a sale or transfer of all or substantially all of the stock or Product device assets of Company, to the purchaser of such stock or assets. Notwithstanding anything in this Agreement to the contrary, Company hereby agrees that any direct or indirect sale, assignment or transfer of Company's rights to manufacture Products to any third party in a manner that prevents the Company from fulfilling its obligations to Distributor under this Agreement shall be subject to such third party becoming obliged through such sale, assignment or transfer to the terms of this Agreement to the same extent, and subject to the same duties and obligations, as Company.

     (d) Entire Agreement; Modification; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter of the Agreement and shall supersede and terminate all prior agreements, commitments, or understandings, whether oral or written, related to the Products. No waiver or modification of any of the provisions of this Agreement shall be binding unless it is in writing and signed by the parties. Any waiver of any condition on any one occasion shall not constitute a waiver on any subsequent occasion.

     (e) Arbitration. All disputes, controversies, claims or differences which may arise between the parties hereto arising out of or in relation to or in connection with this Agreement or any breach thereof shall be settled by arbitration conducted in accordance with the Commercial Arbitration Rules (the "Rules") and supplementary Procedures for International Commercial Arbitration (the "Supplementary Procedures") of the American Arbitration Association, in effect on July 1, 1996. Whenever any dispute, controversy, claim or difference which may be submitted to arbitration under this subsection arises between the parties hereto, either party hereby may give to the other party hereto notice of its intention to submit such dispute, controversy, claim or difference to arbitration. Such arbitration shall take place in New York City, New York, United States of America, before a single arbitrator agreed upon by the parties to the arbitration. In the event the parties to the arbitration cannot agree upon an arbitrator within twenty (20) days after either party's notice to arbitrate, such arbitration shall take place in Atlanta, Georgia, United States of America, if initiated and brought by Distributor, or Tokyo, Japan if initiated and brought by Company, before a single arbitrator appointed by the American Arbitration Association in accordance with the Rules and Supplementary Procedures.

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     The parties  hereto agree that each party to the  arbitration  is to pay an equal part of the deposit fixed by the American Arbitration Association or the arbitrator. The determinations of such arbitrator will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall set forth the grounds for his decision in the award. The parties acknowledge and agree that this Agreement and any award rendered pursuant to it shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

     The arbitrator shall apply the law of the State of Georgia, United States of America, as to both substantive and procedural questions, but excepting any State of Georgia rule which would result in judicial failure to enforce this arbitration provision or any portion thereof.

     All proceedings before the arbitrator shall be conducted in the English language. All documents and papers submitted to the arbitrator shall be in the English language or accompanied by a competent English language translation thereof.

     (g) Controlling Language. This Agreement has been written, and all discussions leading up to this Agreement have been conducted, in the English language which both parties thoroughly understand. Each party represents that it has read and fully understands this Agreement, and further agrees that all notices and other correspondence or communications between the parties relating to or under this Agreement will be made solely in the English language.

     (h) Independent Contractor. Distributor shall operate as an independent contractor and nothing contained in this Agreement shall be deemed or construed to recreate an employer/employee, principal/agent, joint venture, partnership, or fiduciary relationship between the parties.

     (i) Taxes. Distributor shall be responsible for paying all sales, use, transactional, importation, or other value added taxes (other than taxes measured by the net income of Company) resulting from the completion of the transactions in the Territory contemplated by this Agreement.

     (j) Authority. EACH OF THE SIGNATORIES INDIVIDUALLY REPRESENTS AND WARRANTS THAT HE HAS THE REQUISITE POWER AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE PARTY FOR WHICH HE SIGNS AND THAT THE PARTY HAS THE FULL POWER AND AUTHORITY TO FULLY PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT.

     (k) Waivers. Either party's delay or failure to enforce any right or remedy available to it under this Agreement or at law for Distributor's material breach of or repeated failure to perform a duty or an obligation hereunder will not constitute a waiver of such right or remedy in respect of the same or any subsequent breach of failure.

     (l) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such provision will be severed from this Agreement without affecting the validity or enforceability of any of the remaining provisions.

     (m) Heading and Captions. Headings and captions used herein are for convenience only and are not to be deemed part of this Agreement.

     (n) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

     (o) Further Assurances. The parties agree to execute any and all such further agreements, instruments or documents, and to take any and all such further action as may be necessary or desirable to carry out the provisions hereof and to effectuate the proposes of this Agreement. Company hereby agrees that any direct or indirect sale, assignment or transfer of Company's rights to manufacture Products to any third party in manner that prevents the Company from fulfilling its obligations to Distributor under this Agreement shall be subject to such third party becoming obliged through such sale, assignment or transfer to the terms of this Agreement to the same extent and subject to the same duties and obligations as Company.



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                                   SCHEDULE F

                                      MARKS





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